Exhibit 23


                    CONSENT OF INDEPENDENT AUDITORS





The Plan Committee
United Video Satellite Group, Inc.
401(k) Plan:




We consent to incorporation by reference in the registration statement (No. 333-2866) on Form S-8 of United Video Satellite Group, Inc. 401(k) Plan of our report dated June 26, 1998, relating to the statements of net assets available for benefits of United Video Satellite Group, Inc. 401(k) Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for the years then ended and all related schedules, which report appears in the December 31, 1997 Annual Report on Form 11-K.







                                  KPMG Peat Marwick LLP


Tulsa, Oklahoma
June 26, 1998